Exhibit 5.1

August 12, 2004

CDF Financing, L.L.C.
5595 Trillium Boulevard
Hoffman Estates, Illinois 60192

CDF Funding, Inc.
5595 Trillium Boulevard
Hoffman Estates, Illinois 60192

Re:	CDF Financing, L.L.C.
CDF Funding, Inc.
Distribution Financial Services Floorplan Master Trust
GE Dealer Floorplan Master Note Trust
Registration Statement on Form S-3

We have acted as special counsel for CDF Financing, L.L.C., a Delaware limited liability company (“CDF Financing”), and CDF Funding, Inc., a Delaware corporation (“CDF Funding”), in connection with (a) the filing by CDF Financing, CDF Funding, Distribution Financial Services Floorplan Master Trust, a trust formed under the laws of the State of New York (the “Underlying Trust”) and GE Dealer Floorplan Master Note Trust, a Delaware statutory trust (the “Note Trust”), as co-registrants (collectively, the “Co-Registrants”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (Registration Nos. 333-115582, 333-115582-02, 333-115582-03 and 333-115582-04), as amended (the “Registration Statement”), registering a Note Trust Certificate (as defined herein) issued by the Underlying Trust and asset-backed notes issued by the Note Trust, which are secured by the Note Trust Certificate, and (b) the related base prospectus for Series 2004-1, dated August 3, 2004 (the “2004-1 Base Prospectus”) and the related prospectus supplement dated August 3, 2004 (together with the 2004-1 Base Prospectus, the “2004-1 Prospectus”) and the related base prospectus for Series 2004-2, dated August 3, 2004 (the “2004-2 Base Prospectus”) and the related prospectus supplement dated August 3, 2004 (together with the 2004-2 Base Prospectus, the “2004-2 Prospectus”), each filed by the Co-Registrants pursuant to Rule 424(b) relating to the issuance of $1,202,000,000 aggregate principal amount of Class A Asset Backed Notes, Series 2004-1 (the “Series 2004-1 Class A Notes”), $38,000,000 aggregate principal amount of the Class B Asset Backed Notes, Series 2004-1 (the “Series 2004-1 Class B Notes”), $10,000,000 aggregate principal amount of the Class C Asset Backed Notes, Series 2004-1 (the “Series 2004-1 Class C Notes”), $1,202,000,000 aggregate principal amount of Class A Asset Backed Notes, Series 2004-2 (the “Series 2004-2 Class A Notes”), $38,000,000 aggregate principal amount of the Class B Asset Backed Notes, Series 2004-2 (the “Series 2004-2 Class B Notes”), $10,000,000 aggregate principal amount of the Class C Asset Backed Notes, Series 2004-2 (the “Series 2004-2 Class C Notes; and together with the Series 2004-1 Class A Notes, the Series 2004-1 Class B Notes, the Series 2004-1 Class C Notes, the Series 2004-2 Class A Notes and the Series 2004-2 Class B Notes, the “Offered Notes”). The certificate representing an undivided interest in the assets of the Underlying Trust (the “Note Trust Certificate”) will be issued pursuant to the Amended and Restated Pooling and

Servicing Agreement, dated as of April 1, 2000 (as amended, supplemented or otherwise modified, the “PSA”) and a Series 2004-NTC Supplement (the “Series 2004-NTC Supplement”), among CDF Financing, GE Commercial Distribution Finance Corporation, as servicer, and Wilmington Trust Company, as trustee. The Offered Notes will be issued pursuant to the Master Indenture, dated as of August 12, 2004 (the “Master Indenture”), between the Note Trust and Wilmington Trust Company, as indenture trustee (the “Indenture Trustee”), as supplemented by a Series 2004-1 Indenture Supplement and a Series 2004-2 Indenture Supplement, each dated as of August 12, 2004 (the “Indenture Supplements” and together with the Master Indenture, the “Indenture”), between the Note Trust and the Indenture Trustee. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture.

We have examined executed copies of the Registration Statement, the Master Indenture, the Indenture Supplements, the PSA, the Series 2004-NTC Supplement and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”).

We have also assumed that: (i) the Transaction Documents, the Note Trust Certificate and the Offered Notes have been or will be duly authorized by all necessary corporate action; (ii) the Offered Notes will be duly issued, executed, authenticated and delivered in accordance with the provisions of the Indenture; (iii) the issuance of the Note Trust Certificate to CDF Funding pursuant to the Series 2004-NTC Supplement, the transfer of the Note Trust Certificate to the Note Trust pursuant to the Second Tier Agreement (as defined in the Indenture) and the pledge of the Note Trust Certificate pursuant to the Indenture were not contrary to any applicable law, rule, regulation or order; (iv) the Note Trust Certificate has been duly executed, authenticated and delivered in accordance with the terms of the PSA, for good and valuable consideration; and (v) the purchase price for the Offered Notes will be paid to CDF Funding by the various underwriters named in the 2004-1 Prospectus and the 2004-2 Prospectus.

In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct, the Transaction Documents have been or will be consummated according to their terms, and the factual representations of CDF Funding and its affiliates are correct. In addition, we have assumed that the parties to each Transaction Document will satisfy their respective obligations thereunder.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that:

     1. The Offered Notes, upon issuance and sale thereof in the manner described in the 2004-1 Prospectus or the 2004-2 Prospectus, as applicable, and as provided in the Indenture, will be binding obligations of the Note Trust.

     2 The Note Trust Certificate is legally and validly issued.

We hereby consent to the filing of this letter as part of the Co-Registrants’ Current Report on Form 8-K, dated August 12, 2004 for incorporation in the Registration Statement and to the references to this firm under the heading “Legal Matters” in each prospectus supplement, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

We are members of the Bar of the State of Illinois and New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP